Bonds.com Group, Inc. 10-K

Exhibit 10.65

November 13th, 2009
Mr. George O’Krepkie
8 Lowell I Road
Port Washington, NY 11050

(Via eMail)

Dear George,

On behalf of Bonds.Com, Inc., a-Delaware company (the “Company”), I am pleased to offer you a position with the Company with a title of Head of Credit Sales for the Company (the “Relationship”) and Managing Director for Bonds.com Group, Inc., You will be working out of the New York City office initially under the supervision of John: Barry IV, the Company’s CEO and Joseph Nikolson the Company’s President. Due to FINRA regulations, the maintenance of your title depends directly on your ability to pass the required Series 24 licenses within the first 45 days of employment.

Your primary responsibility will be the generation of revenue in sales and business development, with the intent of opening and managing accounts and eventually strategic relationships, on behalf of the Company The firm will also work with you to define a budget to hire and manage a team of relationship managers over the coming quarter, this will include budgets, revenue targets and an options plan covering approximately 3.5MM options that will be distributed to your team (including yourself) over the coming years after hitting certain run rate targets and upon mutual agreement with yourself and John Barry IV or Christopher Loughlin. Additionally, you will perform for the Company such duties as may be designated by the Company from time to time.

Assuming no direct conflict with the Company’s core business, yon may engage in outside business consulting activities subject to the approval of the Company’s Chief Executive Officer and if warranted the Board of Directors which approval shall not be unreasonably withheld.

1.           Compensation Note: All payments are subject to withdrawal of applicable state and local taxes and other withdrawals mandated by law. Except as otherwise provided herein, all compensation will be paid net of any such mandated withdrawals during the normal payroll cycle on the 15Ih of the following month.

In consideration of, and compensation for, your services as the Company’s Head of Credit Sales, the company will pay you on the 15th day of each calendar month, commencing on December 15th, 2009, so long as this employment agreement remains in effect twenty-one percent (21%) of all Radnor Referral Net Revenues (as such term is defined in a certain Restated Revenue Sharing, Agreement dated November 13th, 2009 between the Company and Radnor Research and Trading Company LLC, (“Radnor”), a copy of which Agreement has been furnished to you by the Company) generated and received by the Company after the date hereof.

In addition to the above, you will be entitled to receive an override of seven percent (7%) of the gross revenue production of the sales resources which you have hired but not including revenue that constitute Radnor Referral Net Revenues. We understand that, pursuant to an agreement between you and Radnor, yon are obligated to pay forty percent (40%) of such seven percent (7%) override to Radnor in consideration of Radnor introducing you to the Company and, in accordance with, your request, the Company will transmit monthly its share of such override.

Unless otherwise agreed between the Company and you, the first twelve (12) months of your employment you will not be entitled to draw against your anticipated compensation as described above.

Performance Based Stock Option Plan. Based on your performance, the Company may, in its sole discretion, -grant stock options to you in connection with your employment

2.           Employee Benefits.

a.           Paid Time Off. You will be eligible to accrue up to 20 days of PTO per calendar year, pro-rated for the remainder of this calendar year.

b.           Group Plans. The Company will provide you with the opportunity to participate in the standard benefits plans currently available to other similarly situated employees, subject to any eligibility requirements imposed by such plans. Currently the Company offers the following plans to its employees: PPO healthcare Program (company covers 100%). 401-k Plan through ADP with Mass Mutual, Such plans and participation by the Company in such plans remain subject to change at any time.

3.           Pre-employment Conditions.

a.           Confidentiality Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to the Company, of the Company’s Confidential Information, Non Compete and Invention Assignment Agreement, a copy of which is attached as Annexure A for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

b.           Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your Start Date, or our employment relationship with you may be terminated.

c.           Verification of Information. This offer of employment is also contingent upon the successful verification of the information you provided to the Company during your application process, as well as a general background check performed by the Company to confirm your suitability for employment. By accepting this offer of employment, you warrant that all information provided by you is true and correct to the best of your knowledge, and you expressly release the Company from any claim or cause of action arising out of the Company’s verification of such information. You further acknowledge and agree that the provision of any inaccurate information in this regard shall be grounds for immediate termination of your employment by the Company.

d.           CRD Background Check. If you are, or have been, registered with any regulatory body or SR05 this offer is also contingent on our review of your regulatory history and our sole determination of acceptance. If applicable, sign Annexure B and fax to 561-526-7817, Attn: Jennifer Duncan, no later than November 4th 2009. If you have no securities registration history, write “No Registrations” on the CRD Release Form, Sign in the appropriate place, and fax as instructed above.

4.           No Conflicting Obligations. You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

5.           General Obligations. As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all As part of your employment you are expected to adhere at all times to each of the Company’s policies, rules, procedures. Please note that the Company is an equal opportunity employer. The Company does not permit, and will not tolerate, the unlawful discrimination or harassment of any employees, consultants, or related third parties on the basis of sex, race, color, religion, age, national origin or ancestry, marital status, veteran status^ mental or physical disability or medical condition, sexual orientation, pregnancy, childbirth or related medical condition, or any other status protected by applicable law. Any questions regarding this statement should be directed to your supervisor.

6.           Arbitration. If a dispute arises out of or relates to this letter or your employment with the Company or any breach or alleged breach of a parties’ obligation with respect thereto (collectively, an “Employment Related Action”), and the parties have not been successful in resolving the dispute through direct negotiation, either party (the “Moving Party”) may initiate arbitration by providing the other party written notice of its intent to arbitrate. For the avoidance of doubt, any controversy or claim arising out of or relating to an Employment Related Action, or any breach thereof, which cannot be resolved using informal escalation procedures between the parties, shall be finally resolved under the Arbitration Rules of the American Arbitration Association (“AAA”)

then in effect. The arbitration shall be conducted as follows: (f) all proceedings in any such arbitration shall be conducted in English, with proceedings held in Boca Raton, Florida; (ii) the arbitration shall be conducted by one arbitrator appointed in accordance with the AAA Rules; (in) the arbitrator shall render a written decision setting forth the rationale for their judgment and shall adhere to all applicable legal precedents; and (iv) the arbitrator shall have the power to award interest on any sums awarded as due and payable up to the date of payment of such sums. The award rendered by the arbitrator shall be final and binding on the parties and shall be deemed enforceable in any court having jurisdiction thereof. The arbitrator shall have only the power to award damages, injunctive relief and other remedies to the extent the same would be available in a court of law having jurisdiction of the matter, except that the arbitrator shall not have the power to vary from the provisions of this Agreement. The arbitrator shall promptly commence the arbitration proceeding with the intent to conclude the proceedings and issue a written decision stating in reasonable detail the basis for the award, which must be supported by law and substantial evidence, as promptly as the circumstances demand and permit, but generally no later than ten (10) weeks after the arbitrator’s appointment. Each party acknowledges that it is giving up judicial rights to a jury trial, discovery and most grounds for appeal under the foregoing provision. The exercise of any remedy provided in this Agreement does not waive the right of either party to resort to arbitration. Both parties shall continue performing their obligations under this Agreement while any dispute is being resolved unless and until such obligations are terminated by the termination or expiration of this Agreement.

7.           At-Will Employment. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your- employment at any time for any reason or no reason, without further obligation or liability. The Company also reserves the right to modify or amend the terms of your employment at any time for any reason. This policy of at-will employment is the entire agreement as to the duration of your employment and may only be modified in an express written agreement signed by the Chief Executive Officer of the Company. Additionally, it is the policy of the Company that the first 90 calendar days of employment is identified as a trial period. Subsequent to the end of this 90 day period, your performance will be evaluated and reviewed with you by your superior or his/her designee.

We are all delighted to be able to extend yon this offer and look forward to working with you, To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated original copy of the Confidentiality Agreement, on or before November 4th, 2009. The Company requests that you begin work in this new position on or before November 2nd 2009 (the “Start Date” This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter will be governed by the laws of the State of Florida, without regard to its conflict of laws provisions. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company.

ACCEPTED AND AGREED: Printed Name: George O' Krepkie		Very truly yours, BONDS.COM, INC., Bonds.com Group, Inc. By: Christopher G. Loughlin

Signature:	/s/ George O' Krepkie	Signature:	/s/ Christopher G. Loughlin
		Title(s):	Chief Operations Officer Bonds.com Inc. Chief Operating Officer Bonds.com Group, Inc.
Date:		Date:	November 13, 2009

Annexure A

Confidential Information and Invention Assignment Agreement
BONDS.COM, INC.
CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT

Dated as of ______, 2009

As a condition of my becoming employed (or my employment being continued) by or retained as a consultant (or my consulting relationship being continued) by Bonds.com, Inc., a Delaware company, or any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and in consideration of my employment or consulting relationship with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

1.           Employment or Consulting Relationship. I understand and acknowledge that this Agreement does not alter, amend or expand upon any rights I may have to continue in the employ of, or in a consulting relationship with, or the duration of my employment or consulting relationship with, the Company under any existing agreements between the Company and me or under applicable law. Any employment or consulting relationship between the Company and me, whether commenced prior to or upon the date of this Agreement, shall be referred to herein as the “Relationship.”

2.           Duties.  I will perform for the Company such duties as may be designated by the Company from time to time.  During the Relationship, 1 will devote my best efforts to the interests of the Company and will not engage in other employment or in any activities detrimental to the best interests of the Company without the prior written consent of the Company.

3.           At-Will Relationship.  I understand and acknowledge that my Relationship with the Company is and shall continue to be at-will, as defined under applicable law, meaning that either I or the Company may terminate the Relationship at any time for any reason or no reason, without further obligation or liability.

4.           Confidential Information.

(a)           Company Information.  I agree at all times during the term of my Relationship with the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company to the extent necessary to perform my obligations to the Company under the Relationship, or to disclose to any person, firm, corporation or other entity without written authorization of the Board of Directors of the Company, any Confidential Information of the Company which I obtain or create.  I further agree not to make copies of such Confidential Information except as authorized by the Company.  I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the Relationship), prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to me by the Company either directly or indirectly in writing (including, but not limited to, by email and attachments thereto as well as all electronic copies of any such data or documents), orally or by drawings or observation of parts or equipment or created by me during the period of the Relationship, whether or not during working hours.  I understand that Confidential Information includes, but is not limited to, information pertaining to any aspect of the Company’s business which is either information not known by actual or potential competitors of the Company or other third parties not under confidentiality obligations to the Company, or is otherwise proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise.  I further understand that Confidential Information does not include any of the foregoing items which has become publicly and widely known and made generally available through no wrongful act of mine or of others who were, under confidentiality obligations as to the item or items involved.

(b)           Prior Obligations.  I represent that my performance of all terms of this Agreement as an employee or consultant of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior or subsequent to the commencement of my Relationship with the Company, and I will not disclose to the Company or use any inventions, confidential or non-public proprietary information or material belonging to any previous client, employer or any other party. I will not induce the Company to use any inventions, confidential or non-public proprietary information, or material belonging to any previous client, employer or any other party.

(c)           Third Party Information.  I recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

5.           Inventions.

(a)           Inventions Retained and Licensed.  I have attached hereto, as Exhibit A, a list describing with particularity all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to the commencement of the Relationship (collectively referred to as “Prior Inventions”), which belong solely to me or belong to me jointly with another, which relate in any way to any of the Company’s proposed businesses, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions.  If, in the course of my Relationship with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

(b)           Assignment of Inventions.  I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of my Relationship with the Company (collectively referred to as “Inventions”), except as provided in inventions section below in Exhibit A.  I further acknowledge that all Inventions which are made by me (solely or jointly with others) within the scope of and during the period of my Relationship with the Company are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by my salary (if I am an employee) or by such amounts paid to me under any applicable consulting agreement or consulting arrangements (if I am a consultant).

(c)           Maintenance of Records.  I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my Relationship with the Company.  The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times.  I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business.  I agree to return all such records (including any copies thereof) to the Company at the time of termination of my Relationship with the Company as provided for in Section 6.

(d)           Patent and Copyright Rights. I agree to assist the Company, or its designee, at its expense, in every proper way to secure the Company’s, or its designee’s, rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive such rights, and in order to assign and convey to the Company or its designee, and any successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.  I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world.  If the Company or its designee is unable because of my mental or physical incapacity or unavailability or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents, copyright, mask works or other registrations covering Inventions or original works of authorship assigned to the Company or its designee as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by me.  I hereby waive and: irrevocably quitclaim to the Company or its designees any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to the Company or such designee.

6.           Company Property; Returning Company Documents.  I acknowledge and agree that I have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored company files, e-mail messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.  I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.  I agree that, at the time of termination of my Relationship with the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns.  In the event of the termination of the Relationship, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit B; however, my failure to sign and deliver the Termination Certificate shall in no way diminish my continuing obligations under this Agreement.

7.           Notification to Other Parties.

(a)           Employees.  In the event that I leave the employ of the Company, I hereby consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

(b)           Consultants.  I hereby grant consent to notification by the Company to any other parties besides the Company with whom I maintain a consulting relationship, including parties with whom such relationship commences after the effective date of this Agreement, about my rights and obligations under this Agreement.

8.           Non Competition.  During my relationship and for a period of one year (1) after termination of my Relationship for any reason, I agree that I will not, whether alone or as an individual proprietor, partner, officer, director, consultant, agent, consultant or stockholder of any company or other commercial enterprise, directly or indirectly, engage in any business activity that competes with any business conducted or proposed to be conducted by the Company or any of its subsidiaries nor otherwise assist such person, company or other commercial enterprise in engaging in such business activity.  This specifically applies to companies which provide online fixed income trading capability.  Notwithstanding the above, I understand that I will be permitted to own securities of a public company not in excess of three percent (3%) of any class of such securities and such ownership shall not, by itself, violate the terms of this Section.

9.           Non-Solicitation of Company Employees.  During my Relationship and for a period of one (1) year after termination of my Relationship for any reason, I will not, directly or indirectly, solicit,, recruit or hire any employee or consultant of the Company to work for a third party other than the Company or knowingly engage in any activity that would cause any employee or consultant of the Company to violate any agreement with the Company.

10.           Non-Solicitation of Company Customers and Suppliers.  During my  relationship and for a period of two years (2) after termination of my Relationship for any reason, I will not, directly or indirectly solicit, entice or induce any Customer or Supplier (as defined below) of the Company to become a customer or supplier of any other person or entity engaged in any business activity that competes with any business conducted or proposed to be conducted by the Company or any of its subsidiaries or to otherwise cease doing business with the Company nor will I knowingly assist any person or entity in taking any such action.  For purposes of this Agreement, (x) a “Customer” of the Company means any person, corporation, partnership, trust, division, business unit, department or agency which, at the time of termination of my Relationship or within one (1) year prior thereto, is or was a customer, distributor or agent of the Company or had been contacted by the Company for the purpose of soliciting it to become a customer, distributor or agent of the Company, and (y) a “Supplier” of the Company means any person, corporation, partnership, trust, division, business unit, department or agency which, at the time of termination of my Relationship or within one (1) year prior thereto, is or was a supplier, vendor, manufacturer or developer or had been contacted by the Company for the purpose of soliciting it to become a supplier, vendor, manufacturer or developer.  In the case of an entity with multiple divisions, departments or business units, a determination shall be made in good faith by the Board of Directors as to whether the entire entity or a specific division, department or unit is a Customer or Supplier based on the nature of the relationship between the Company and the Customer or Supplier, as the case may be.

11.           Representations and Covenants.

(a)           Facilitation of Agreement.  I agree to execute promptly any proper oath or verify any proper document required to carry out the terms of this Agreement upon the Company’s written request to do so.

(b)           Conflicts.  I represent that my performance of all the terms of this Agreement does not and will not breach any agreement I have entered into, or will enter into with any third party, including without limitation any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to commencement of my Relationship with the Company. I agree not to enter into any written or oral agreement that conflicts with the provisions of this Agreement.

(c)           Voluntary Execution.  I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

12.           General Provisions.

(a)           Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the state of Florida, without giving effect to the principles of conflict of laws.

(b)           Entire Agreement.  This Agreement and the exhibits sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us.  No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both parties.  Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

(c)           Severability.  If any term or provision of this Agreement or the application thereof to any circumstance shall in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

(d)           Successors and Assigns.  This Agreement will be binding to both the company’s successors and upon my heirs, executors, administrators and other legal representatives, and my successors and assigns, and will be for the benefit of the Company, its successors, and its assigns.

(e)           Survival.  The provisions of this Agreement shall survive the termination of the Relationship and the assignment of this Agreement by the Company to any successor in interest or other assignee.

(f)           Remedies.  I acknowledge and agree that violation of this Agreement by me may cause the Company irreparable harm, and therefore agree that the Company will be entitled to seek extraordinary relief in court, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and in addition to and without prejudice to any other rights or remedies that the Company may have for a breach of this Agreement.

(g)           ADVICE OF COUNSEL.  I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.  THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

The parties have executed this Agreement on the respective dates set forth below:

COMPANY:	EMPLOYEE/CONSULTANT:
Bonds.com, Inc. By: ____________________________ Name: John Barry IV Address: 1515 S. Federal Hwy Suite 212 Boca Raton, FL 33432	__________________. an individual _____________________________ Signature Address:

EXHIBIT A

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP
EXCLUDED UNDER SECTION 5

Title	Date	Identifying Number or Brief Description

____No inventions or improvements

____Additional Sheets Attached

Signature of Employee/Consultant: _____________________

Print Name of Employee/Consultant: ____________________

Date:____________________________________________

Annexure B

I do hereby consent to a NASD CRD background check for the purpose of

Potential employment with Bonds.com, Inc.

Applicant Name (Written):

Month and Day of birth:

Applicant CRD Number:

Applicant Social Security Number:

Applicant Signature:

We do not require both the CRD Number and the Social Security Number.  One or the other will suffice.

Return to:              Jennifer Duncan
Fax: 561-526-7817